Exhibit (a)(1)(A)

CRESCO LABS INC.
600 West Fulton Street, Suite 800
Chicago, Illinois 60661

OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS

April 9, 2024

SUMMARY TERM SHEET — OVERVIEW

Offer to Exchange Eligible Options for New Options

This offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on May 6, 2024, unless extended

By this Offer to Exchange Eligible Options for New Options (as the context requires, this document and the actions taken hereby, the “Exchange Offer”), Cresco Labs Inc., which we refer to in this document as “we,” “us,” “our,” “Cresco” or the “Company,” is giving each Eligible Participant (as defined below) the opportunity to exchange one or more Eligible Options (as defined below) for New Options (as defined below), as discussed below and in the attached disclosure document for the Exchange Offer beginning on page 11 (the “Offering Memorandum”).

The “Expiration Time” of the Exchange Offer is 11:59 p.m., Eastern Time, on May 6, 2024, unless extended. If we extend the period of time during which this Exchange Offer remains open, the term “Expiration Time” will refer to the last time and date on which this Exchange Offer expires.

You are an “Eligible Participant” if:

•on the date the Exchange Offer commences, you are a current employee of Cresco or one of its wholly-owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Cresco or such subsidiary that your employment is being terminated;
•on the date on which the surrendered Eligible Options are canceled, subject to shareholder approval of the Exchange Offer (as described below), and the New Options are granted (the “New Option Grant Date”), you continue to be employed by Cresco or one of its wholly-owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Cresco or such subsidiary that your employment is being terminated;

•you are not an employee that is represented by a labor union and covered by a collective bargaining agreement (CBA), except as provided for in your CBA or otherwise negotiated; and
•you are not a member of Cresco’s board of directors (the “Board”).

An “Eligible Option” is an outstanding option to purchase our subordinate voting shares that:

•is held by an Eligible Participant;
•is outstanding as of the Expiration Time;
•has an exercise price per share equal to or greater than the higher of $3.36 per share or 1.5 times the closing price of our subordinate voting shares as reported on the OTCQX market (the “OTC”) on May 6, 2024 (or such later expiration date as may apply if the Exchange Offer is extended); and
•was granted under the Cresco Labs Inc. 2018 Long-Term Incentive Plan (as amended, the “2018 Incentive Plan”).

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then, subject to shareholder approval of the Exchange Offer, we will cancel your tendered Eligible Options and grant you an award of options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•Each New Option will have an exercise price per share equal to the higher of the closing price of our subordinate voting shares as reported on the OTC on the New Option Grant Date or the trading day preceding the New Option Grant Date.
•Each New Option will represent the right to purchase a number of our subordinate voting shares calculated using an exchange ratio based on the exercise price of the corresponding exchanged Eligible Option. The chart below sets forth the applicable exchange ratios.

Eligible Option Exercise Price Range (U.S. $)	Exchange Ratio (Surrendered Eligible Options to New Options)*

$3.36 to $4.55	1.50 to 1.00
$4.56 to $5.99	1.50 to 1.00
$6.00 to $9.40	1.75 to 1.00
$9.41 to $11.91	1.75 to 1.00
$11.92 and Above	2.25 to 1.00

* Rounded down to the nearest whole number of New Options.

•The New Options will be granted under the 2018 Incentive Plan.
•Each New Option will be granted as a non-qualified Option (as defined in the 2018 Incentive Plan).
•Each New Option will have a new eight-year term commencing on the New Option Grant Date.
•The New Options will not be vested or exercisable on the New Option Grant Date, even if the corresponding Eligible Options had previously been vested and exercisable. Instead, (i) with respect to vested Eligible Options that are exchanged, the New Options will vest on the first anniversary of the New Option Grant Date, and (ii) with respect to unvested Eligible Options that are exchanged, the New Options will vest 50% on each of the first two anniversaries of the New Option Grant Date, in each case, subject to continued employment through the applicable vesting date. Whether an option is vested or unvested will be determined based on the commencement date of the Exchange Offer; partially vested options will be subject to the New Option Terms to the extent of their vested and unvested status on such date.

The commencement date of the Exchange Offer is April 9, 2024. We are making the Exchange Offer upon the terms and subject to the conditions described in the Offering Memorandum and in the related Election Form distributed with the Offering Memorandum. In addition, consummation of the Exchange Offer is subject to approval by the Company’s shareholders at an annual and special meeting to be held on or about June 10, 2024 (“Shareholder Approval”). The Exchange Offer is voluntary. You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, if you elect to tender an Eligible Option for exchange, you must tender the entire unexercised portion of such selected Eligible Option grant (i.e., all options granted to you on the same date must be subject to the same election). Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be canceled, and your New Options will be granted with the New Option Terms on or around May 7, 2024, subject to Shareholder Approval, which is expected to occur in June 2024. If Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.

See the “Risk Factors” section of this Exchange Offer beginning on page 9 for a discussion of risks and uncertainties that you should consider before agreeing to exchange your Eligible Options for New Options. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Exchange Offer.

Our subordinate voting shares are listed on the OTC under the symbol “CRLBF” and on the Canadian Securities Exchange under the symbol “CL.” On April 5, 2024, the closing price of our subordinate voting shares as reported on the OTC was U.S. $2.24 per share. We recommend that you obtain the current market price for our subordinate voting shares before deciding whether to elect to participate in the Exchange Offer.
You should direct any questions about the Exchange Offer or requests for assistance (including requests for additional copies of the Offering Memorandum or any other documents relating to the Exchange Offer) by email to equity@crescolabs.com.

IMPORTANT INFORMATION

If you choose to participate in the Exchange Offer, you must properly complete and submit the accompanying Election Form on the option exchange website on or before 11:59 p.m., Eastern Time, on May 6, 2024 (or such later date as may apply if the Exchange Offer is extended).

You are responsible for making sure that the Election Form is submitted as indicated above. You must allow for sufficient time to complete and submit your Election Form to ensure that we receive your Election Form before the Expiration Time.

You do not need to return your option agreements relating to any tendered Eligible Options to be canceled and exchanged in the Exchange Offer. We will provide you with a written confirmation of the cancellation of any such options along with an option agreement for your New Options through our online equity administration portal if Shareholder Approval is obtained, which we expect to occur in June 2024. A form of option agreement for the New Options (the “New Option Agreement”) is filed as an exhibit to the Tender Offer Statement on Schedule TO (as it may be amended, the “Schedule TO”), which was filed with the Securities and Exchange Commission (the “SEC”).

Although the Board has approved the Exchange Offer, consummation of the Exchange Offer is subject to approval by the Company’s shareholders at an annual and special meeting to be held on or about June 10, 2024 and to the satisfaction or waiver of the conditions described in Section 6 of the Offering Memorandum (“Conditions of the Exchange Offer”). Neither we nor the Board (or the compensation committee thereof (the “Compensation Committee”)) makes any recommendation as to whether you should participate, or refrain from participating, in the Exchange Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Exchange Offer.

Exhibit (a)(1)(A)
Neither the SEC nor any state or provincial or territorial securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Exchange Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND ANY OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY CRESCO.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

Offer to Exchange Eligible Options for New Options

Set forth below are answers to some of the questions that you may have about the Exchange Offer. This Summary Term Sheet does not contain all of the information that you should consider in deciding whether to participate in the Exchange Offer. We encourage you to carefully read the remainder of this Offer to Exchange Eligible Options for New Options and the accompanying Election Form. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

No.	Question	Page
1	Why is Cresco making the Exchange Offer?	4
2	Who is eligible to participate in the Exchange Offer?	4
3	Which options are subject to the Exchange Offer?	4
4	Will the terms and conditions of my New Options be the same as those of my exchanged options?	5
5	How many New Options will I receive for the Eligible Options I exchange?	5
6	What is the exercise price of my New Option?	5
7	When will my New Options vest?	5
8	Do I need to exercise my New Options in order to receive shares?	5
9	If I participate in the Exchange Offer, when will my New Options be granted?	5
10	What happens to my New Options if I terminate my employment with Cresco?	6
11	Must I participate in the Exchange Offer?	6
12	How should I decide whether or not to participate in the Exchange Offer?	6
13	How do I find out how many Eligible Options I have and what their exercise prices are?	6
14	Can I tender for exchange options that I have already fully exercised?	6
15	Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?	7
16	Can I tender for exchange a portion of an Eligible Option?	7
17	What if I am on an authorized leave of absence during the Exchange Offer?	7
18	What happens if my employment with Cresco terminates before the Expiration Time?	7
19	Will I owe taxes if I participate in the Exchange Offer?	7
20	Will I owe taxes if I do not participate in the Exchange Offer?	7
21	What will happen to my Eligible Options if I participate in the Exchange Offer?	7
22	Is it possible for my New Options to be or become underwater?	8
23	What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?	8
24	How long do I have to decide whether to participate in the Exchange Offer?	8
25	How do I tender my Eligible Options for exchange?	8
26	Can I withdraw previously tendered Eligible Options?	8
27	How will I know whether you have received my Election Form?	8
28	What will happen if I do not return my Election Form by the deadline?	9
29	What if I have any questions regarding the Exchange Offer?	9
30	What if Shareholders do not approve the Exchange Offer?	9

1.Why is Cresco making the Exchange Offer?

We believe that the Exchange Offer will provide us with an opportunity to enhance long-term shareholder value by restoring competitive incentives among the Eligible Participants who choose to participate in the Exchange Offer so they are further motivated to remain with us and to contribute to the future growth and success of our Company. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our company. Our ability to compete in the highly competitive cannabis industry depends upon our ability to attract, motivate and retain highly qualified personnel. Competition for skilled personnel in our industry is intense. Share-based compensation has historically constituted a key part of our hiring, incentive, and retention programs because our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our subordinate voting shares.

When the Compensation Committee approves the grant of an option, it establishes the exercise price that the employee must pay to purchase our subordinate voting shares when the option is exercised. The exercise price per share is set at the higher of the closing price of our subordinate voting shares as reported by the OTC on the date the option is granted or the trading day preceding the grant date. Thus, an employee receives value only if the employee exercises an option and sells the purchased shares at a price that exceeds the option’s exercise price.

In recent years, the market price of our subordinate voting shares has been subject to significant fluctuations, many of which were outside the control of our Company and our employees. See Section 7 of the Offering Memorandum (“Price Range of our Subordinate voting shares”) for more information. As a result, as of April 5, 2024, 1,071 Eligible Participants held options to purchase an aggregate of 6,422,519 subordinate voting shares with exercise prices ranging from U.S. $3.75 per share to U.S. $13.10 per share, all of which are above the U.S. $2.24 closing price of our subordinate voting shares on April 5, 2024, as reported on the OTC.

We believe that the “out-of-the-money” options are no longer effective as performance and retention incentives. We believe that to enhance long-term shareholder value, we need to maintain competitive employee incentive and retention programs. An equity stake in the success of our Company is a critical component of these programs. Many of our employees view their existing options as having little or no value due to the difference between the exercise prices of those options and the current market price of our subordinate voting shares. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board believes is necessary to motivate our employees to increase long-term shareholder value. We believe that it is essential to continue to retain and motivate our employees, and that the inherent value of the New Options and vesting periods of the New Options may be more effective in incentivizing and retaining employees than the existing out-of-the-money options. In addition to the benefits for employees, we expect that the Exchange Offer will reduce our equity overhang (the potential dilution represented by outstanding equity awards) by eliminating a sizable number of outstanding options that, under their current terms and conditions, are likely to remain unexercised for the foreseeable future. Under the ratios included in the Exchange Offer, these current options would be replaced by a smaller number of new options, thus reducing the total number of outstanding options included in our overhang.

See Section 2 of the Offering Memorandum (“Purpose of The Exchange Offer; Additional Considerations”) for more information.

2.Who is eligible to participate in the Exchange Offer?

Only Eligible Participants are eligible to participate in the Exchange Offer. You are an “Eligible Participant” if:

•on the date the Exchange Offer commences, you are a current employee of Cresco or one of its wholly-owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Cresco or such subsidiary that your employment is being terminated;
•on the New Option Grant Date, you continue to be employed by Cresco or one of its wholly-owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Cresco or such subsidiary that your employment is being terminated;
•you are not an employee that is represented by a labor union and covered by a collective bargaining agreement (CBA), except as provided for in your CBA or otherwise negotiated; and
•you are not a member of the Board.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

3.Which options are subject to the Exchange Offer?

Under the Exchange Offer, Eligible Participants will be able to elect to tender outstanding Eligible Options for exchange. An “Eligible Option” is an outstanding option to purchase our subordinate voting shares that:

•is held by an Eligible Participant;
•is outstanding as of the Expiration Time;
•has an exercise price per share equal to or greater than the higher of $3.36 per share or 1.5 times the closing price of our subordinate voting shares as reported on the OTC on May 6, 2024 (or such later expiration date as may apply if the Exchange Offer is extended); and
•was granted under the 2018 Incentive Plan.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

Exhibit (a)(1)(A)
4.Will the terms and conditions of my New Options be the same as those of my exchanged Eligible Options?

No. The terms and conditions of your New Options, including the exercise price, vesting schedule, and term, will be different from the exchanged Eligible Options. The material differences between the Eligible Options and the New Options are described in this Summary Term Sheet and in the Offering Memorandum. New Options will be granted under the 2018 Incentive Plan (subject to Shareholder Approval) and will be subject to New Option Agreements to be provided to you, a form of which is filed as an exhibit to the Schedule TO.

5.How many New Options will I receive for the Eligible Options I exchange?

Each New Option will represent the right to purchase a number of our subordinate voting shares calculated using an exchange ratio based on the exercise price of the corresponding exchanged Eligible Option. The exchange ratios are determined by a financial model that is meant to show the value of the underwater options exchanged at a neutral rate for at-the-money options. The chart below sets forth the applicable exchange ratios.

Eligible Option Exercise Price Range (U.S. $)	Exchange Ratio (Surrendered Eligible Options to New Options)*
$3.36 to $4.55	1.50 to 1.00
$4.56 to $5.99	1.50 to 1.00
$6.00 to $9.40	1.75 to 1.00
$9.41 to $11.91	1.75 to 1.00
$11.92 and Above	2.25 to 1.00
* Rounded down to the nearest whole number of New Options.

6.What is the exercise price of my New Option?

Each New Option will have an exercise price per share equal to the higher of the closing price of our subordinate voting shares as reported on the OTC on the New Option Grant Date or the trading day preceding the New Option Grant Date.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information and Section 7 of the Offering Memorandum (“Price Range of Our Subordinate voting shares”) for information concerning the historical market prices of our subordinate voting shares.

7.When will my New Options vest?

The New Options will not be vested or exercisable on the New Option Grant Date, even if the corresponding Eligible Options had previously been vested and exercisable. Instead, (i) with respect to vested Eligible Options that are exchanged, the New Options will vest on the first anniversary of the New Option Grant Date, and (ii) with respect to unvested Eligible Options that are exchanged, the New Options will vest 50% on each of the first two anniversaries of the New Option Grant Date, in each case, subject to continued employment through the applicable vesting date. In the event that your employment with Cresco terminates for any reason prior to the vesting date of any unvested portion of your New Options, such unvested portion shall be forfeited on your termination date. The New Options will have a new eight-year term.

8.Do I need to exercise my New Options in order to receive shares?

Yes. You will need to exercise the vested portion of your New Options and pay the exercise price to receive subordinate voting shares.

9.If I participate in the Exchange Offer, when will my New Options be granted?

Unless we amend or terminate the Exchange Offer in accordance with its terms, we will grant you New Options in exchange for Eligible Options with respect to which you properly made a valid election (and did not validly revoke that election), on or around May 7, 2024, subject to Shareholder Approval, which is expected to occur in June 2024. If the Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.
See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.
10.What happens to my New Options if I terminate my employment with Cresco?

Vesting of your New Options will cease upon termination of your employment with Cresco. Your unvested New Options will be forfeited.

In general, pursuant to the award agreement for your New Options, the vested and exercisable portion of your New Options (“Vested New Options”) as of the date of termination of your service with Cresco (“Termination Date”) may be exercised until the earlier of (i) 90 days following the Termination Date or (ii) the expiration date of the new eight-year term of the New Options (the “Expiration Date”), unless (a) termination is due to your death or disability, in which case the Vested New Option may be exercised by your estate or representative at any time until the earlier of (1) one year following the Termination Date or (2) the Expiration Date; or (b) you are terminated for cause or if a covenant violation (as defined in the award agreement) occurs, in which case the New Options (including vested and unvested portions) will be automatically cancelled. New Options will in no event be exercisable following the Expiration Date.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed with Cresco. In participating in the Exchange Offer, you are representing to the Company that you are not participating by expectation of employment or continued employment. The terms of your employment with Cresco remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Cresco until the expiration of the Exchange Offer, the New Option Grant Date or thereafter during the vesting period of the New Options. In addition, we cannot provide any assurance that your employment with Cresco will continue until or past the vesting date of any New Option issued in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 of the Offering Memorandum (“Acceptance of Eligible Options for Exchange; Grant of New Options”) for more information.

11.Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you hold more than one option grant that qualifies as an Eligible Option and would like to participate in the Exchange Offer, you will be allowed to elect to tender for exchange as few or as many of your Eligible Option grants as you wish; however, if you elect to tender an Eligible Option for exchange, you must tender the entire unexercised portion of such selected Eligible Option grant (i.e., all options granted to you on the same date must be subject to the same election). If you choose not to participate in the Exchange Offer, then your Eligible Options will remain outstanding and subject to their current terms.

12.How should I decide whether or not to participate in the Exchange Offer?

We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 2 (“Purpose of The Exchange Offer; Additional Considerations”), Section 7 (“Price Range of Our Subordinate voting shares”), Section 8 (“Information Concerning Cresco; Financial Information”), Section 9 (“Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities”), Section 12 (“Material Tax Consequences”) and Section 15 (“Additional Information”) of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial and tax advisors. Participation in the Exchange Offer is entirely your decision and should be made based on your personal circumstances. No one from Cresco is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Exchange Offer.

In addition to reviewing the materials provided, please note the following:

•The Exchange Offer is not a one-for-one exchange. Any New Options will be exercisable for fewer shares than the Eligible Options.
•Options provide value upon exercise only if the price of our subordinate voting shares increases after the grant date. Because the exchange ratios for the Exchange Offer are not one-for-one, it is possible that, at some point in the future, Eligible Options you choose to exchange could be economically more valuable than the New Options you receive pursuant to the Exchange Offer.
•New Options will have a new eight-year term.
•You should carefully consider the tax consequences of the Exchange Offer and the New Options.

You are strongly encouraged to consult with your personal legal counsel, accountant and financial and tax advisors for advice on these matters. Please also review the “Risk Factors” that appear on page 11.

13.How do I find out how many Eligible Options I have and what their exercise prices are?

The Election Form distributed along with the Exchange Offer includes a list of your Eligible Options as of April 5, 2024. At any time during the Exchange Offer, you may access the options exchange website at https://equitysolutions.aon.com/UWSO/Participant/ (the “Exchange Portal”) or contact us via email at equity@crescolabs.com to confirm the number of option grants that you have and the grant dates, remaining term, exercise prices, vesting schedule and other information regarding such option grants.

14.Can I tender for exchange options that I have already fully exercised?

No. The Exchange Offer applies only to outstanding Eligible Options. An option that has been fully exercised is no longer outstanding and is therefore not an Eligible Option.

15.Can I tender for exchange the remaining unexercised portion of an Eligible Option that I have already partially exercised?

Yes. If you exercised an Eligible Option in part before April 9, 2024, the entire remaining unexercised portion of the Eligible Option can be tendered for exchange in the Exchange Offer.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

16.Can I tender for exchange a portion of an Eligible Option?

Exhibit (a)(1)(A)
No partial exchange of an Eligible Option grant will be permitted. If you elect to tender an Eligible Option for exchange, you must tender the entire unexercised portion of such selected Eligible Option grant (i.e., all options granted to you on the same date must be subject to the same election). You may elect to tender as few or as many of your Eligible Option grants as you wish. If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Option grants that you have properly tendered for exchange.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

17.What if I am on an authorized leave of absence during the Exchange Offer?

Any Eligible Participant who is on an authorized leave of absence will be eligible to participate in the Exchange Offer.

See Section 1 of the Offering Memorandum (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) for more information.

18.What happens if my employment with Cresco terminates before the Expiration Time or the New Option Grant Date?

If you have tendered Eligible Options under the Exchange Offer and your employment with Cresco terminates for any reason on or prior to the Expiration Time or the New Option Grant Date, you will no longer be eligible to participate in the Exchange Offer. Accordingly, we will not accept your Eligible Options for exchange, and you will not be eligible to receive New Options. In such a case, you may be able to exercise the vested portion of your existing Eligible Options for a limited time after your termination date, subject to and in accordance with their original terms.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of Cresco. The terms of your employment with Cresco remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service until the New Option Grant Date or thereafter. In addition, we cannot provide any assurance that your employment with Cresco will continue until or past the vesting date of any New Option granted in exchange for an Eligible Option that would have been vested and exercisable as of your termination date had the Eligible Option not been exchanged for a New Option.

See Section 1 (“Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer”) and Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”) of the Offering Memorandum for more information.

19.Will I owe taxes if I participate in the Exchange Offer?

Neither the acceptance of your Eligible Options for exchange nor the grant of any New Options are expected to be a taxable event for U.S. federal income tax purposes or Canadian federal income tax purposes.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer. If you are an Eligible Participant who is subject to the tax laws of a country other than the United States or Canada or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Participants who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the federal, state, provincial, territorial, local and foreign tax consequences of participating in the Exchange Offer.

See Section 12 of the Offering Memorandum (“Material Tax Consequences”) for more information regarding the tax aspects of the Exchange Offer.

20.Will I owe taxes if I do not participate in the Exchange Offer?

Your decision not to participate in the Exchange Offer will not be a taxable event for U.S. federal income tax or Canadian federal income tax purposes.

See Section 12 of the Offering Memorandum (“Material Tax Consequences”) for more information.

21.What will happen to my Eligible Options if I participate in the Exchange Offer?

Subject to receipt of Shareholder Approval, we will cancel all Eligible Options tendered by you and accepted by Cresco for exchange in the Exchange Offer. If Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.

22.Is it possible for my New Options to be or become underwater?

Yes. The New Options will have an exercise price equal to the higher of the closing price of our subordinate voting shares reported on the OTC on the New Option Grant Date or the trading day preceding the New Option Grant Date. If the price of our subordinate voting shares reported on the OTC falls below this exercise price at any time after the New Option Grant Date, then your New Options will be underwater.

23.What happens to Eligible Options that I choose not to tender or that are not accepted for exchange in the Exchange Offer?

Generally, there will be no impact to Eligible Options that you choose not to tender for exchange prior to the original Expiration Time. We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the Expiration Time notifying you that your tendered option was not accepted for exchange.

24.How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 11:59 p.m., Eastern Time, on May 6, 2024 (or such later date as may apply if the Exchange Offer is extended). We will not make any exceptions to this deadline. However, although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Time of the Exchange Offer at any time. If we extend the Exchange Offer, we will publicly announce the extension and the new Expiration Time no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration time.

See Section 13 of the Offering Memorandum (“Extension of Exchange Offer; Termination; Amendment”) for more information.

25.How do I tender my Eligible Options for exchange?

If you are an Eligible Participant, you may tender your Eligible Options for exchange at any time before the Exchange Offer expires at 11:59 p.m., Eastern Time, on May 6, 2024 (or such later date as may apply if the Exchange Offer is extended).

To validly tender your Eligible Options, you must properly complete and submit an Election Form through the Exchange Portal.

You do not need to return your option agreements relating to any tendered Eligible Options as they will be automatically canceled effective as of the New Option Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance through our online equity administration portal following the New Option Grant Date (subject to Shareholder Approval).

Your Eligible Options will not be considered tendered until we receive your properly completed Election Form. We must receive your properly completed Election Form before 11:59 p.m., Eastern Time, on May 6, 2024 (or such later date as may apply if the Exchange Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

You are responsible for making sure that the Election Form is completed and submitted as indicated above. You must allow for sufficient time to complete and submit your Election Form to ensure that we receive your Election Form before the Expiration Time.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options following the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

26.Can I withdraw previously tendered Eligible Options?

Yes. You may withdraw your tendered Eligible Options at any time before the Exchange Offer expires at 11:59 p.m., Eastern Time, on May 6, 2024 (or such later date as may apply if the Exchange Offer is extended). If we have not accepted your tendered Eligible Options, you may also withdraw them at any time after such date.

To withdraw tendered Eligible Options, you must change your previous election to tender such Eligible Options and instead select to not tender such Eligible Options through the Exchange Portal prior to the Expiration Time.

If you miss the deadline to withdraw but remain an Eligible Participant, any previously tendered Eligible Options will be exchanged pursuant to the Exchange Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form that we receive before the Expiration Time.

You are responsible for making sure that you properly submit a new Election Form for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete and submit this new Election Form to ensure that we receive it before the Expiration Time.
Once you have withdrawn Eligible Options, you may re-tender such Eligible Options prior to the Expiration Time by submitting a new Election Form and following the procedures for validly tendering Eligible Options in the Exchange Offer described in Question 25 above.

See Section 4 of the Offering Memorandum (“Withdrawal Rights”) for more information.

27.How will I know whether you have received my Election Form?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form prior to the Expiration Time.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

28.What will happen if I do not return my Election Form by the deadline?

Exhibit (a)(1)(A)

If we do not receive a properly completed Election Form from you by the Expiration Time (or such later date as may apply if the Exchange Offer is extended), then all of your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your Eligible Options for exchange in the Exchange Offer, you do not need to do anything.

See Section 3 of the Offering Memorandum (“Procedures for Tendering Eligible Options”) for more information.

29.What if I have any questions regarding the Exchange Offer?

You should direct questions about the Exchange Offer (including requests for additional copies of the Exchange Offer and other Exchange Offer documents which we will promptly furnish to you at our expense) by email to equity@crescolabs.com. It is your responsibility to make those requests with sufficient time prior to the Expiration Time.

30.What if Shareholders do not approve the Exchange Offer?

If the Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.

RISK FACTORS

Participation in the Exchange Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your Eligible Options in the manner described in the Exchange Offer. You should carefully review the risk factors set forth below and those contained in our Annual Information Form of the Company for the year ended December 31, 2023 (the “AIF”), filed as Exhibit 99.4 to the Company’s Annual Report on Form 40-F for the year ended December 31, 2023, as with the SEC on March 18, 2024 (the “Form 40-F”), as well as the other information provided in the Exchange Offer and the other materials that we have filed with the SEC and with the Canadian Securities Administrators on SEDAR+, before making a decision as to whether or not to tender your Eligible Options. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and Canadian Securities Administrators and how to obtain copies of or otherwise review these reports.

Risks Related to the Exchange Offer

Your canceled Eligible Options may be worth more than the New Options that you receive in exchange.

Because the number of subordinate voting shares issuable upon exercise of the New Options will be fewer than the number of subordinate voting shares issuable upon exercise of the exchanged Eligible Options, it is possible that, at some point in the future, due to potential increases in the market price of our subordinate voting shares, those Eligible Options would have been more economically valuable than the New Options granted pursuant to the Exchange Offer. In addition, because the exchanged Eligible Options may also have a term that expires later than the term of the New Options, you may not have the same amount of time to benefit from any appreciation in market price of our subordinate voting shares.

Whether you will be in a better position if you surrender your Eligible Options for New Options instead of retaining your Eligible Options depends on many factors, including the number of Eligible Options you hold, the number of New Options that you would receive, the exercise price of your Eligible Options, the exercise price of the New Options that you would receive, the market price of our subordinate voting shares in the future, how long you remain employed by Cresco or one of our subsidiaries and the expiration date of your Eligible Options. We encourage you to consult with your financial, tax, legal and other advisors when determining whether to participate in the Exchange Offer.

If your employment with Cresco terminates before your New Options vest, you will not receive value for your unvested New Options, but you may have been able to receive value for the Eligible Options you exchanged for the New Options.

The New Options will be subject to a new vesting schedule that differs from the vesting schedules of the Eligible Options that you exchange. With respect to vested Eligible Options that are exchanged, the New Options will vest on the first anniversary of the New Option Grant Date and, with respect to unvested Eligible Options that are exchanged, the New Options will vest 50% on each of the first two anniversaries of the New Option Grant Date, in each case, subject to continued employment through the applicable vesting date. None of the New Options will be vested on the New Option Grant Date even if your Eligible Options are fully or partially vested. Accordingly, if your service with Cresco terminates after you exchange your Eligible Options for New Options, you may not be able to realize as much value from your New Options as you could have realized from the Eligible Options you exchanged. For example, if you do not exchange your vested Eligible Options for New Options, and your employment with Cresco terminates, if the market price of our subordinate voting shares increases above the exercise price per share of your vested Eligible Options, you would still be able to exercise and sell the underlying subordinate voting shares for these vested Eligible Options at a gain. However, if you exchange your vested Eligible Options for New Options, and your employment with Cresco terminates after you receive New Options but before such New Options have vested and can be exercised, you will receive no value from the unvested portion of the New Options if the market price of our subordinate voting shares increases.

You may incur additional taxes in connection with the exercise of the New Options.

For more detailed information regarding the U.S. federal income tax and Canadian federal income tax consequences, see Section 12 of the Offering Memorandum (“Material Tax Consequences”). If you are subject to the tax laws of other jurisdictions or multiple jurisdictions, you should be aware that there may be additional tax consequences. You are encouraged to consult your own legal counsel, accountant and financial and tax advisors to discuss tax, social insurance and other consequences of participating in the Exchange Offer.

Exhibit (a)(1)(A)

OFFERING MEMORANDUM

Offer to Exchange Eligible Options for New Options

Table of Contents

Secti Section 1. Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer	11
Secti Section 2. Purpose of the Exchange Offer; Additional Considerations	13
Secti Section 3. Procedures for Tendering Eligible Options	15
Secti Section 4. Withdrawal Rights	16
Secti Section 5. Acceptance of Eligible Options for Exchange; Grant of New Options	16
Secti Section 6. Conditions of the Exchange Offer	17
Secti Section 7. Price Range of Our Subordinate Voting Shares	18
Secti Section 8. Information Concerning Cresco; Financial Information	18
Secti Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities	19
Secti Section 10. Accounting Consequences of the Exchange Offer	20
Secti Section 11. Legal Matters; Regulatory Approvals	20
Secti Section 12. Material Tax Consequences	20
Secti Section 13. Extension of the Exchange Offer; Termination; Amendment	21
Secti Section 14. Consideration; Fees and Expenses	22
Secti Section 15. Additional Information	22
Sesd Section 16. Miscellaneous.	22

Section 1. Eligible Participants; Eligible Options; the Proposed Exchange; Expiration and Extension of the Exchange Offer

Cresco Labs Inc. (“Cresco,” the “Company,” “we,” “us” or “our”) is offering Eligible Participants the opportunity to exchange certain outstanding options for new options with modified terms. As described in this Section 1 of this Offering Memorandum—Offer to Exchange Eligible Options for New Options (this “Offering Memorandum”), Eligible Options that are validly tendered prior to the Expiration Time will be exchanged for New Options in exchange for cancellation of the tendered Eligible Options and the Eligible Participant’s agreement to accept the New Options. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below.

We are making the offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Exchange Offer.” The Exchange Offer is not conditioned on the acceptance of the Exchange Offer by a minimum number of option holders or the tender of elections to exchange Eligible Options covering a minimum number of shares. In addition, consummation of the Exchange Offer is subject to approval by the Company’s shareholders at the annual and special meeting to be held on or about June 10, 2024 (the “Shareholder Approval”). If the Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.

Eligible Participants

All individuals who hold Eligible Options (as defined below) and who (i) on the date the Exchange Offer commences, are a current employee of Cresco or one of its wholly-owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Cresco or such subsidiary that such individual’s employment is being terminated, (ii) on the date on which the surrendered Eligible Options are canceled and the New Options are granted, subject to Shareholder Approval (the “New Option Grant Date”), continue to be employed by Cresco or one of its wholly-owned subsidiaries and have not submitted a notice of resignation or termination or been notified by Cresco or such subsidiary that such individual’s employment is being terminated, and (iii) are not a member of Cresco’ board of directors (the “Board”), may participate in the Exchange Offer (such individuals, the “Eligible Participants”).

You will not be eligible to tender Eligible Options for exchange in the Exchange Offer if you cease to be an Eligible Participant for any reason prior to the New Option Grant Date, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability. An individual who is on an authorized leave of absence and is otherwise an Eligible Participant at the Expiration Time will be eligible to tender Eligible Options in the Exchange Offer. A leave of absence is considered “authorized” if it was approved in accordance with Cresco’ policies.

Your employment with Cresco will not be affected by your participation in the Exchange Offer, and can be terminated by you or Cresco subject to your current employment arrangements and applicable law. Nothing in the Exchange Offer should be construed to confer upon you the right to remain employed by Cresco. The terms of your employment with Cresco remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Cresco until the New Option Grant Date or any vesting date of your New Options in the future.

Eligible Options

An “Eligible Option” is an outstanding option to purchase our subordinate voting shares that:

•is held by an Eligible Participant;
•is outstanding as of the Expiration Time;
•has an exercise price per share equal to or greater than the higher of $3.36 per share or 1.5 times the closing price of our subordinate voting shares as reported on the OTCQX market (the “OTC”) on May 6, 2024 (or such later expiration date as may apply if the Exchange Offer is extended); and
•was granted under the Cresco Labs Inc. 2018 Long-Term Incentive Plan (as amended, the “2018 Incentive Plan”).

The Proposed Exchange

If you choose to participate in the Exchange Offer and tender Eligible Options for exchange, and if we accept your tendered Eligible Options, then, subject to Shareholder Approval, we will cancel your tendered Eligible Options and grant you an award of options (each, a “New Option”) with the following terms (collectively, the “New Option Terms”):

•Each New Option will have an exercise price per share equal to the higher of the closing price of our subordinate voting shares as reported on the OTC on the New Option Grant Date or the trading day preceding the New Option Grant Date.
•Each New Option will represent the right to purchase a number of our subordinate voting shares calculated using an exchange ratio based on the exercise price of the corresponding exchanged Eligible Option. The exchange ratios are determined by a financial model that is meant to show the value of the underwater options exchanged at a neutral rate for at-the-money options. The chart below sets forth the applicable exchange ratios.

Eligible Option Exercise Price Range (U.S. $)	Exchange Ratio (Surrendered Eligible Options to New Options)*
$3.36 to $4.55	1.50 to 1.00
$4.56 to $5.99	1.50 to 1.00
$6.00 to $9.40	1.75 to 1.00
$9.41 to $11.91	1.75 to 1.00
$11.92 and Above	2.25 to 1.00
* Rounded down to the nearest whole number of New Options.

•The New Options will be granted under the 2018 Incentive Plan.
•Each New Option will be granted as a non-qualified Option (as defined in the 2018 Incentive Plan).
•Each New Option will have a new eight-year term.
•The New Options will not be vested or exercisable on the New Option Grant Date, even if the corresponding Eligible Options had previously been vested and exercisable. Instead, (i) with respect to vested Eligible Options that are exchanged, the New Options will vest on the first anniversary of the New Option Grant Date, and (ii) with respect to unvested Eligible Options that are exchanged, the New Options will vest 50% on each of the first two anniversaries of the New Option Grant Date, in each case, subject to continued employment through the applicable vesting date. Whether an option is vested or unvested will be determined based on the commencement date of the Exchange Offer; partially vested options will be subject to the New Option Terms to the extent of their vested and unvested status on such date.

You are not required to participate in the Exchange Offer. If you hold more than one option grant that qualifies as an Eligible Option and elect to participate in the Exchange Offer, you will be allowed to tender for exchange as few or as many of your Eligible Option grants as you wish; however, if you elect to tender an Eligible Option for exchange, you must tender the entire unexercised portion of such selected Eligible Option grant (i.e., all options granted to you on the same date must be subject to the same election). Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be canceled, and your New Options will be granted with the New Option Terms on or around May 7, 2024, subject to Shareholder Approval, which is expected to occur in June 2024. If Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.

Expiration and Extension of the Exchange Offer

The Exchange Offer is scheduled to expire at 11:59 p.m., Eastern Time, on May 6, 2024, unless we, in our sole discretion, extend the expiration time of the Exchange Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Exchange Offer.

Exhibit (a)(1)(A)
If you do not elect to tender your Eligible Options before the Expiration Time, such Eligible Options will remain subject to their current terms, including the current exercise prices and vesting schedules.

Section 2. Purpose of the Exchange Offer; Additional Considerations

We believe that the Exchange Offer will provide us with an opportunity to enhance long-term shareholder value by restoring competitive incentives among the Eligible Participants who choose to participate in the Exchange Offer so they are further motivated to remain with us and to contribute to the future growth and success of our Company. We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our Company. Our ability to compete in the highly competitive cannabis industry depends upon our ability to attract, motivate and retain highly qualified personnel. Competition for skilled personnel in our industry is intense. Share-based compensation has historically constituted a key part of our hiring, incentive, and retention programs because our Board believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our subordinate voting shares.

When the Compensation Committee approves the grant of an option, it establishes the exercise price that the employee must pay to purchase our subordinate voting shares when the option is exercised. The exercise price per share is set at the higher of the closing price of our subordinate voting shares as reported by the OTC on the date the option is granted or the trading day preceding the grant date. Thus, an employee receives value only if the employee exercises an option and sells the purchased shares at a price that exceeds the option’s exercise price.

In recent years, the market price of our subordinate voting shares has been subject to significant fluctuations, many of which were outside the control of our company and our employees. See Section 7 of the Offering Memorandum (“Price Range of Our Subordinate voting shares”) for more information. As a result, as of April 5, 2024, 1,071 Eligible Participants held options to purchase an aggregate of 3,788,736 subordinate voting shares with exercise prices ranging from U.S. $3.36 per share to U.S. $13.10 per share, all of which are above the U.S. $2.24 closing price of our subordinate voting shares on April 5, 2024.

We believe that the “out-of-the-money” options are no longer effective as performance and retention incentives. We believe that to enhance long-term shareholder value, we need to maintain competitive employee incentive and retention programs. An equity stake in the success of our company is a critical component of these programs. Many of our employees view their existing options as having little or no value due to the difference between the exercise prices of those options and the current market price of our subordinate voting shares. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our Board believes is necessary to motivate our employees to increase long-term shareholder value. We believe that it is essential to continue to retain and motivate our employees, and that the inherent value of the New Options and vesting periods of the New Options may be more effective in incentivizing and retaining employees than the existing out-of-the-money options. In addition to the benefits for employees, we expect that the Exchange Offer will reduce our equity overhang (the potential dilution represented by outstanding equity awards) by eliminating a sizable number of outstanding options that, under their current terms and conditions, are likely to remain unexercised for the foreseeable future. Under the ratios included in the Exchange Offer, these current options would be replaced by a smaller number of new options, thus reducing the total number of outstanding options included in our overhang.

When considering how best to continue to incentivize and reward our employees who have out-of-the-money options, the Compensation Committee engaged a third-party consultant to review and evaluate strategies to address this issue. These strategies included the option exchange program, as well as other alternatives, including the following:

•Increase cash compensation. However, significant increases in cash compensation would substantially increase our compensation expenses and reduce the cash available for our development and commercialization activities.
•Grant additional equity awards. However, these additional grants could substantially increase our overhang and the dilution to our shareholders.
•Exchange options for cash. However, an exchange program for cash would also increase our compensation expenses and reduce our cash flow from operations. In addition, we do not believe that such a program would have significant long-term retention value.
•Exchange options for restricted share units. However, in order to keep the aggregate value of the old versus replacement awards approximately consistent, the exchange ratios for an options-for-restricted share units exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards would be granted in the exchange). Further, upon vesting of restricted share units, holders receive subordinate voting shares, which reduces their retention value; in contrast, upon vesting of share options, the holder maintains an option to purchase subordinate voting shares. Thus, we believe that employee participation in an options-for-restricted share units exchange program would be lower than with an options-for-options exchange program, reducing the incentive and retention value of the program.

The Compensation Committee determined that, compared to other alternatives, the Exchange Offer provides better performance and retention incentives at a lower exercise price with potentially less dilution to shareholders. The following considerations recommended proposing this approach:

•Reasonable, balanced incentives. We believe that the opportunity to exchange Eligible Options for New Options with respect to fewer shares, together with a new vesting requirement and term, represents a reasonable and balanced exchange program with the potential for a significant positive impact on employee retention, motivation and performance. We believe that the New Options issued in the exchange program will provide a meaningful retention period for employees.

•Reduction of the number of shares subject to outstanding options. In addition to the out-of-the-money options having little or no retention value, they also contribute to our overhang until they are exercised or expire unexercised. The Exchange Offer is expected to reduce our overhang of outstanding options by eliminating the ineffective options that are currently outstanding and issued to our employees. Under the Exchange Offer, Eligible Participants will receive New Options covering fewer shares than the exchanged options. Based on the number of outstanding options as of April 5, 2024, and assuming that all Eligible Options were exchanged in the program, options to purchase approximately 6,422,519 shares would have been exchanged and canceled, while new options covering approximately 3,788,736 shares would have been issued. The actual reduction in our overhang that may result from the Exchange Offer could vary significantly and is dependent upon a number of factors, such as the actual level of participation in the Exchange Offer.
•Reduced pressure for additional grants. If we were unable to implement the Exchange Offer, we may have found it necessary to issue additional options to our employees at current market prices, increasing our overhang. These grants would have depleted the current pool of options available for future grants under our 2018 Incentive Plan and would also have resulted in increased compensation expense.
•Impact on accounting expense. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these underwater options as they vest, even if they are never exercised because they remain underwater. We believe the Exchange Offer will allow us to recapture incentive and retentive value from the compensation expense that we have recorded and will continue to record in our financial statements with respect to our Eligible Options.

In deciding whether to tender one or more Eligible Options pursuant to the Exchange Offer, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions. We also grant equity awards in the ordinary course of business to our directors and current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or debt securities, including convertible debt securities, debt financings and/or other forms of financing and collaborations, licensing opportunities and strategic partnerships. If this occurs, the percentage ownership of our shareholders could be significantly diluted, and where such a transaction or event results in our issuance of additional securities, these newly-issued securities may have rights, preferences or privileges senior to those of existing shareholders.

Subject to the foregoing and except as otherwise disclosed in the Exchange Offer or in our filings with the Securities and Exchange Commission (the “SEC”), we currently have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;
•any material change in our present dividend rate or policy or our indebtedness or capitalization;
•any material change in our Board or management, including, but not limited to, any plans or proposals to change the number or term of our directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;
•any other material change in our corporate structure or business;
•any class of our equity securities to be delisted from a Canadian or United States national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;
•any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
•the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
•the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or
•any change in our notice of articles or articles or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

Section 3. Procedures for Tendering Eligible Options
If you wish to tender your Eligible Options for exchange, you must properly complete and submit the accompanying Election Form through the options exchange website (the “Exchange Portal”), which can be accessed at https://equitysolutions.aon.com/UWSO/Participant/Account/Register before the Expiration Time.

Exhibit (a)(1)(A)
Except as described in the following sentence, the Election Form must be signed by the Eligible Participant who holds the Eligible Options to be tendered using the same name for such Eligible Participant as appears on the applicable option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.

Your Eligible Options will not be considered tendered until we receive the properly completed Election Form. We must receive your properly completed Election Form before the Expiration Time. If you fail to meet this deadline or submit an Election Form that is not properly completed as of the deadline, you will not be permitted to participate in the Exchange Offer.

You do not need to return your option agreements relating to any tendered Eligible Options, as they will be automatically canceled in exchange for New Options on the New Option Grant Date, if we accept your Eligible Options for exchange, subject to Shareholder Approval.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

To validly tender your Eligible Options pursuant to the Exchange Offer, you must remain an Eligible Participant and your employment with us must not have terminated for any other reason, including due to your voluntary resignation, retirement, involuntary termination, layoff, death or disability, prior to the New Option Grant Date.

If you hold multiple option grants that each qualify as an Eligible Option and elect to participate in the Exchange Offer, you will be able to elect to tender as few or as many of your Eligible Option grants as you wish. However, if you elect to tender an Eligible Option for exchange, you must tender the entire unexercised portion of such selected Eligible Option grant (i.e., all options granted to you on the same date must be subject to the same election). If you attempt to tender a portion but not all of an outstanding Eligible Option grant, we will reject your tender of that particular grant. Such rejection will not affect any other Eligible Options that you have properly tendered for exchange.

We will determine all questions as to form of documents and the validity, eligibility, time of receipt and acceptance of any tender of Eligible Options. Neither Cresco nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Participant or waived by Cresco. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Exchange Offer is a one-time offer, and we will strictly enforce the offer period, subject to any extension of the Expiration Time that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Participant (with any such waiver to be applied consistently among all Eligible Participants).

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible Options in accordance with Section 5 (“Acceptance of Eligible Options for Exchange; Grant of New Options”). Our acceptance for exchange of Eligible Options that you tender pursuant to the Exchange Offer will constitute a binding agreement between Cresco and you upon the terms and subject to the conditions of the Exchange Offer.
Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6 (“Conditions of the Exchange Offer”) and to receipt of Shareholder Approval, on the New Option Grant Date, we expect to accept for exchange all properly tendered Eligible Options that have not been validly withdrawn by the Expiration Time. Eligible Options properly tendered in this Exchange Offer and accepted by us for exchange will be canceled, and your New Options will be granted with the New Option Terms on or around May 7, 2024, subject to Shareholder Approval, which is expected to occur in June 2024. If Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.

Section 4. Withdrawal Rights

If you elect to accept the Exchange Offer with respect to some or all of your Eligible Options and later change your mind, you may withdraw any tendered Eligible Options prior to the Expiration Time by following the procedures described in this Section 4. Just as you may not tender only part of an Eligible Option grant, you also may not withdraw your election with respect to only a portion of an Eligible Option grant. If you elect to withdraw a previously tendered Eligible Option grant, you must withdraw the entire Eligible Option, but you are not required to withdraw any other tendered Eligible Options.

We will permit any Eligible Options tendered in the Exchange Offer to be withdrawn at any time during the period the Exchange Offer remains open, and unless we have accepted the Eligible Options pursuant to the Exchange Offer, you may also withdraw any tendered Eligible Options that have not been accepted at any time after the Expiration Time. Please note that, upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time.

To validly withdraw tendered Eligible Options, you must submit (using the same delivery method described in Section 3) a new properly completed Election Form to change your previous election to tender such Eligible Options and instead select to not tender such Eligible Options through the Exchange Portal during a period in which you have the right to withdraw the tendered Eligible Options. Your tendered Eligible Options will not be considered withdrawn until we receive your new properly completed Election Form. If you miss the deadline for withdrawal but remain an Eligible

Participant, we will exchange any previously tendered Eligible Options pursuant to the Exchange Offer and your previously submitted Election Form.

You are responsible for making sure that, if you wish to withdraw tendered Eligible Options, the new Election Form is submitted as indicated in Section 3 above. Except as described in the following sentence, the new Election Form must be signed by the Eligible Participant who holds the Eligible Options to be tendered using the same name for such Eligible Participant as appears on the applicable option agreement and the previously submitted Election Form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the new Election Form. We have filed a form of the Election Form as an exhibit to the Tender Offer Statement on Schedule TO filed by Cresco with the SEC on April 9, 2024 (the “Schedule TO”).

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Exchange Offer unless you properly re-tender those Eligible Options before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of any Election Form. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Options for Exchange; Grant of New Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn by the Expiration Time, unless extended (or if we have not accepted the Eligible Option, you may also withdraw any such tendered securities at any time after 11:59 p.m., Eastern Time on May 6, 2024). On the New Option Grant Date, we expect to cancel the Eligible Options we have accepted in exchange for the grant of the New Options with the New Option Terms, subject to Shareholder Approval. We expect the New Option Grant Date to occur promptly following Shareholder Approval and be effective on or around May 7, 2024. If the Expiration Time is extended, then the New Option Grant Date will be similarly extended. If the Shareholder Approval is not obtained, your Eligible Options will remain in effect in accordance with their existing terms and the New Options will not be effective.

If any Eligible Option that you tender for exchange is vested (or partially vested) as of the Expiration Time, you will receive a New Option that, with respect to vested Eligible Options that are exchanged, will vest on the first anniversary of the New Option Grant Date and, with respect to unvested Eligible Options that are exchanged, will vest 50% on each of the first and second anniversaries of the New Option Grant Date, in each case, subject to continued employment through the applicable vesting date.

Promptly after we grant the New Options, we will send each tendering Eligible Participant a confirmation email with respect to the Eligible Options that we have accepted for exchange. We have filed a form of such confirmation email as an exhibit to the Schedule TO. In addition, we will separately provide to each tendering Eligible Participant for acceptance via our online equity administration portal the documentation relating to the Eligible Participant’s New Options. You must accept in accordance with the terms therein your new option agreement that replaces your existing option agreement for the grant of your New Options to be completed. A form of option agreement for the New Options is filed as an exhibit to the Schedule TO.

If you have tendered Eligible Options under the Exchange Offer and your employment terminates for any reason, or if you submit a notice of resignation or receive a notice of termination, before the New Option Grant Date, you will no longer be eligible to participate in the Exchange Offer, and we will not accept your Eligible Options for exchange. In that case, you may be able to exercise your existing vested Eligible Options for a limited time after your termination date in accordance with and subject to their terms.

Section 6. Conditions of the Exchange Offer

Completion of the Exchange Offer is subject to receipt of the Shareholder Approval. In addition to the Shareholder Approval, notwithstanding any other provision of the Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may terminate or amend the Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Exchange Offer or the exchange of some or all of the Eligible Options tendered for exchange, (ii) otherwise relates in any manner to the Exchange Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or share ownership;
•there shall have been threatened, instituted or taken any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Exchange Offer or Cresco, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

Exhibit (a)(1)(A)
omake it illegal for us to accept some or all of the tendered Eligible Options for exchange, otherwise restrict or prohibit consummation of the Exchange Offer or otherwise relate in any manner to the Exchange Offer;
odelay or restrict our ability, or render us unable, to accept the tendered Eligible Options for exchange; or
oimpair the contemplated benefits of the Exchange Offer to Cresco;
•there will have occurred:
oany general suspension of trading in securities on any United States or Canadian national securities exchange or automated quotation system or in the over-the-counter market;
othe declaration of a banking moratorium or any suspension of payments with respect to banks in North America;
oany limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in North America;
oin our reasonable judgment, any extraordinary or material adverse change in North American financial markets generally;
othe commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Exchange Offer; or
oany of the situations described above which existed at the time of commencement of the Exchange Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Exchange Offer;
•a tender or exchange offer (other than the Exchange Offer) with respect to some or all of our share capital, or a merger or acquisition proposal for Cresco, shall have been proposed, announced or publicly disclosed or we shall have learned that:
oany person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding subordinate voting shares, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Exchange Offer;
oany such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional subordinate voting shares constituting more than 1% of our outstanding shares; or
oany new group has been formed that beneficially owns more than 5% of our outstanding subordinate voting shares that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Exchange Offer or with such acceptance of Eligible Options for exchange;
•any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Exchange Offer, other than as contemplated as of the commencement date of this Exchange Offer (as described in Section 10 of this Offering Memorandum, “Accounting Consequences of this Exchange Offer”);
•any change occurs in our business, financial condition, assets, income, operations, prospects or share ownership that, in our reasonable judgment, is or may be material to Cresco;
•any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Cresco (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Cresco); and
•any rules or regulations by any governmental authority, other regulatory or administrative authority or any Canadian or United States national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Exchange Offer to Cresco (see Section 2 of this Offering Memorandum, “Purpose of the Exchange Offer; Additional Consideration,” for a description of the contemplated benefits of the Exchange Offer to Cresco).

The conditions to the Exchange Offer are for Cresco’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them. We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Time (with any such waiver to be applied consistently among all Eligible Participants), whether or not we waive any other condition to the Exchange Offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Subordinate Voting Shares

The Eligible Options give Eligible Participants the right to acquire our subordinate voting shares. None of the Eligible Options are traded on any trading market. Our subordinate voting shares are listed on the OTC under the symbol “CRLBF.” The following table sets forth the high and low per share sales prices of our subordinate voting shares on the OTC during the periods indicated. All prices set forth below are expressed in U.S. dollars.

Year Ended December 31, 2022	High	Low
First quarter	$7.69	$5.46
Second quarter	$6.25	$2.53
Third quarter	$4.24	$2.43
Fourth quarter	$3.88	$1.75

Year Ended December 31, 2023	High	Low
First quarter	$2.01	$1.52
Second quarter	$1.91	$1.39
Third quarter	$2.67	$1
Fourth quarter	$2.02	$1.09

As of April 5, 2024, we had 872 shareholders of record of our subordinate voting shares. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust or by other entities. As of April 5, 2024, we had 324,004,989 subordinate voting shares outstanding. On April 5, 2024, the closing price of our subordinate voting shares as reported on the OTC was U.S. $2.24 per share. We recommend that you obtain the current market prices for our subordinate voting shares before deciding whether or not to tender your Eligible Options for exchange. The market price of our subordinate voting shares has been, and in the future may continue to be, volatile and may fluctuate due to factors beyond our control. In addition, the stock market has historically experienced significant volatility, particularly with respect to pharmaceutical, biotechnology and other life sciences company stocks, which volatility often does not relate to the operating performance of the companies represented by the stock.

Section 8. Information Concerning Cresco; Financial Information

Information Concerning Cresco

We are one of the largest vertically-integrated multi-state cannabis operators in the U.S. licensed to cultivate, manufacture and sell retail and medical cannabis products primarily through Sunnyside*®, Cresco Labs’ national dispensary brand and third-party retail stores. Cresco is built to become the most important company in the cannabis industry by combining the most strategic geographic footprint with one of the leading distribution platforms in North America. Employing a consumer-packaged goods (“CPG”) approach to cannabis, Cresco’s house of brands is designed to meet the needs of all consumer segments and includes some of the most recognized and trusted national brands including Cresco®, High Supply® or Supply®, Good News®, Wonder Wellness Co. ®, FloraCal® Farms or FloraCal®, RemediTM and Mindy’sTM, a line of edibles created by James Beard Award-winning chef Mindy Segal. Sunnyside*® is a wellness-focused retailer designed to build trust, education and convenience for both existing and new cannabis consumers. Recognizing that the cannabis industry is poised to become one of the leading job creators in the country, Cresco has the industry’s first national comprehensive Social Equity and Educational Development (SEEDTM) initiative designed to ensure that all members of society have the skills, knowledge and opportunity to work in and own businesses in the cannabis industry.

We are a corporation organized under the laws of British Columbia. Our principal executive office is located at 600 West Fulton Street, Suite 800, Chicago, Illinois 60661 and our telephone number is (312) 929-0993. Our website is www.crescolabs.com. The reference to our website is an inactive textual reference only, and information contained therein or connected thereto is not incorporated into this Offering Memorandum or the Schedule TO of which it forms a part.

Financial Information

This Offering Memorandum should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included as Exhibits 99.5 and 99.6, respectively, to our Form 40-F, and with the condensed consolidated financial statements included in Exhibit 99.1 to our Report on Form 6-K filed with the SEC on March 13, 2024, which are incorporated herein by reference.

Our book value per share as of December 31, 2023, which is the date of the most recent balance sheet incorporated herein by reference, was U.S. $1.26 per share.

Our consolidated financial statements incorporated herein by reference are presented in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

Additional Information

Exhibit (a)(1)(A)

For more information about Cresco, please refer to our Form 40-F, the exhibits included therein (including the AIF), and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC and with the Canadian Securities Administrators at SEDAR+ before making a decision on whether or not to tender your Eligible Options. We will also provide, without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

Our executive officers who are not directors are eligible to participate in the Exchange Offer but members of our Board are not eligible. Accordingly, members of our Board are not Eligible Participants, and they do not hold any Eligible Options.

Except as otherwise disclosed in the Exchange Offer or in our filings with the SEC, including our Annual Report, and other than outstanding options and other equity awards granted to our directors, executive officers and other employees pursuant to our various equity incentive plans, which are described in our Annual Report or our other filings made with the SEC, neither Cresco nor, to our knowledge, any of our executive officers or directors, any person controlling Cresco or any executive officer or director of such control person is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
The following table sets forth the beneficial ownership of Eligible Options held by the Company’s executive officers who are not directors, and the percentage of total Eligible Options outstanding beneficially owned by them, as of April 5, 2024. Unless otherwise noted, the address of each of the persons set forth below is c/o Cresco Labs Inc., 600 West Fulton Street, Suite 800, Chicago, Illinois 60661.

Name	Number of Shares of Common Stock Underlying Eligible Options	Percentage of All Eligible Options
Greg Butler	556,737	8.67%

Angie Demchenko	537,825	8.37%

Jason Erkes	285,081	4.44%

Zach Marburger	28,136	0.44%

Dennis Olis	806,737	12.56%

John Schetz	37,825	0.59%

All executive officers who are not directors as a group (6 persons)	2,252,341	35.07% %

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any options that are Eligible Options. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the Eligible Options.

Section 10. Accounting Consequences of the Exchange Offer

We follow the provisions of the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718: Compensation—Stock Compensation (Topic 718) (“ASC 718”) regarding accounting for share-based payments. Under ASC 718, we will recognize compensation cost equal to the grant date fair value of the tendered Eligible Options plus the incremental compensation cost of the New Options. The incremental compensation expense associated with the Option Exchange will be measured as the excess of the fair value of each award of New Options granted to participants in the Option Exchange, measured as of the date the New Options are granted, over the fair value of the Eligible Options cancelled in exchange for the New Options, measured immediately prior to the cancellation. As the fair value will be determined at a later date, the impact of the incremental compensation expense is undeterminable. We will recognize any such incremental compensation expense over the vesting period of the New Options.

The amount of compensation cost will depend on a number of factors, including the level of participation in the Exchange Offer and the exercise price per share of Eligible Options, as applicable, exchanged in the Exchange Offer. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Exchange Offer.

Section 11. Legal Matters; Regulatory Approvals

The Exchange Offer is required to comply with the SEC’s rules and regulations, including the requirements of Schedule TO. We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of Eligible Options for exchange and grant of New Options as contemplated by the Exchange Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Exchange Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Exchange Offer to accept tendered Eligible Options for exchange and to grant New Options with the New Option Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12. Material Tax Consequences

The following is a summary of the anticipated material United States federal income tax and Canadian personal income tax consequences of the Exchange Offer. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or Canada or of more than one country may differ from the United States federal income tax and Canadian income tax consequences summarized herein. The rules governing the tax treatment of options are complex. You should consult with your tax advisor to determine the personal tax consequences to you of participating or not participating in the Exchange Offer.

Material United States Tax Consequences

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for United States federal income tax purposes.
Tax Effects of Accepting the Offer

Neither your acceptance of the Exchange Offer nor the exchange of your Eligible Options will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for United States federal income tax purposes.

Taxation of Options

Generally, an optionholder will not recognize any income, gain or loss on the granting of an Option. Upon the exercise of an Option, an optionholder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the share on the date of exercise and the exercise price of the Option.

If and when an optionholder sells the share purchased upon the exercise of an Option, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the optionholder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the optionholder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a share option by an Eligible Participant. We will require any such Eligible Participants to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our subordinate voting shares.

Material Canadian Tax Consequences

Tax Effects of Rejecting the Offer

Your rejection of the Exchange Offer should not be a taxable event for Canadian income tax purposes.

Exhibit (a)(1)(A)

Tax Effects of Accepting the Offer

If the total value of the subordinate voting shares that you can acquire under a New Option, determined immediately after the Exchange, less the exercise price under that New Option does not exceed the total value of the subordinate voting shares that you could acquire under the Eligible Option that is exchanged for a New Option, determined immediately before the Exchange, less the exercise price under the Eligible Option exchanged, then the exchange by you of such Eligible Options will not be a disposition of the Eligible Option for purposes of the Income Tax Act (Canada) (the “Tax Act”). Accordingly, you will not be required to include any amount in income or realize any capital gain (or loss) as a result of the exchange of such Eligible Options.

Taxation of Options

Generally, an optionholder will not recognize any Canadian income, gain or loss on the granting of an Option. Upon the exercise of an Option, an optionholder will have to include in income the amount by which the fair market value of the subordinate voting shares acquired on the exercise of the Option (determined at the time of exercise) exceeds the amount paid by you to exercise the Option. The optionholder’s employer will be required to withhold the applicable income tax and employee source deductions.

An Eligible Participant will realize a capital gain (or loss) on the disposition of shares acquired pursuant to the exercise of an Option equal to the amount by which the proceeds of disposition received by the Eligible Participant exceeds (or are less than) the Eligible Participant's adjusted cost base of the shares.

The cost to a share acquired pursuant to the exercise of an Option will be the fair market value of the subordinate voting share on the date of exercise of the Option. The adjusted cost base of a subordinate voting share at any particular time will be determined by averaging the cost of all subordinate voting shares owned by the Eligible Participant as capital property at that time.

Capital losses may be offset and deducted against capital gains within the rules of the Tax Act.

Withholding

We will withhold all applicable Canadian taxes and employee contribution that are required to be withheld by any governmental authority or law with respect to the exercise of a share option by an Eligible Participant. We will require any such Eligible Participant to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any of our subordinate voting shares.

Section 13. Extension of the Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by disseminating notice of the extension to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m., Eastern Time on the next business day following the previously scheduled Expiration Time. For purposes of the Exchange Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Exchange Offer”), by disseminating notice of such termination or amendment to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of the Exchange Offer”) has occurred or we deem any such event to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Exchange Offer or applicable law to Eligible Participants in a manner reasonably designed to inform Eligible Participants of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or Exchange Offer must remain open following material changes in the terms of or information concerning a tender or Exchange Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Participants in writing if we decide to take any of the following actions and will keep the Exchange Offer open for at least 10 business days after the date of such notification: (i) we increase or decrease the amount of consideration offered for the Eligible Options; or (ii) we increase or decrease the number of Eligible Options that may be tendered in the Exchange Offer.

Section 14. Consideration; Fees and Expenses

Each Eligible Participant who properly tenders an Eligible Option to be exchanged and which is accepted by Cresco pursuant to this Exchange Offer will receive a New Option. Options are equity awards under which the holder can purchase subordinate voting shares for a predetermined exercise price, provided that the vesting criteria are satisfied, and otherwise subject to compliance with the applicable option terms.

Subject to the terms and conditions of this Exchange Offer and to receipt of the Shareholder Approval, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options for a number of subordinate voting shares calculated using an exchange ratio based on the exercise price of your tendered Eligible Options, as described in Section 1 of this Offering Memorandum. New Options will be fully unvested as of the New Option Grant Date and will be subject to a new vesting schedule, as described in Section 1 of this Offering Memorandum. If you receive New Options, you do not have to make any cash payment to Cresco to receive your New Options, but upon exercise of your vested New Options, you will be required to pay the per share exercise price to receive any subordinate voting shares subject to your New Options.

If we receive and accept tenders from Eligible Participants of all Eligible Options (comprising vested or unvested options to purchase approximately 6,422,519 shares outstanding as of April 5, 2024) subject to the terms and conditions of this Exchange Offer (including the receipt of Shareholder Approval), we will grant New Options to purchase a total of approximately 3,788,736 subordinate voting shares.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the Exchange Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Exchange Offer, including mailing, internet and telephone expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Exchange Offer.

Section 15. Additional Information
With respect to the Exchange Offer, we have filed the Schedule TO, as may be amended, of which the Exchange Offer is a part. The Exchange Offer document (of which this Offering Memorandum is a part) does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC. Before making a decision on whether or not to tender your Eligible Options, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following documents that we have filed with the SEC:

•our Annual Report on Form 40-F for the year ended December 31, 2023, and the exhibits filed with respect thereto, filed with the SEC on March 18, 2024; and
•our Reports on Form 6-K filed with the SEC on February 6, 2024 and March 13, 2024.

Our SEC filings are available to the public on the SEC’s website at www.sec.gov. We also make our SEC filings available on or through our corporate website at https://investors.crescolabs.com/financials/sec-filings, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Participant to whom we deliver a copy of the Exchange Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Written requests should be directed to equity@crescolabs.com.

The information about us contained in the Exchange Offer should be read together with the information contained in the documents to which we have referred you.

Section 16. Miscellaneous.

The Exchange Offer and our SEC reports referred to above include forward-looking statements. All statements other than statements of historical facts are forward-looking statements. Many of the forward-looking statements can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “will” and “potential,” among others. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our other SEC filings that are incorporated by reference into this Offering Memorandum, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT AND IN THIS EXCHANGE OFFER DOCUMENT BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXCHANGE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.